FOR IMMEDIATE RELEASE

Investor/Press Contact:
Philip Galanes
Chief Administrative Officer
Golden Books Family Entertainment
2  12-547-4466


                     GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
                ANNOUNCES CONSUMMATION OF ITS REORGANIZATION PLAN

     New York, New York, January 27, 2000. Golden Books Family Entertainment, Inc. today announced the consummation of its Plan of Reorganization. In accordance with the Plan, the Company is issuing new senior notes in the aggregate principal amount of $87 million; 10 million shares of new common stock, a substantial portion of which, on a fully diluted basis, will be issued to the holders of the former senior notes, the holders of the former convertible trust originated preferred securities and Golden Press Holdings, L.L.C.; and 525,000 warrants to purchase shares of new common stock to the holders of the former common stock and preferred stock of the Company. Under the Plan, the Company has significantly reduced its long-term debt, has secured a $60 million financing arrangement with CIT Business Credit and Foothill Capital Corporation, is paying all trade debt in full with interest, and under the direction of its current management team, will continue its publishing and entertainment operations.

     The Company is the leading publisher of children's books in North America and owns one of the largest libraries of family entertainment products for children and families through all media.

     This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                      ###